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                                                                   Exhibit 10.70

                               EMPLOYMENT CONTRACT

                                      AMONG

                      LOUISVILLE GAS AND ELECTRIC COMPANY,

                                LG&E ENERGY CORP.

                                       AND

                                  ROGER W. HALE

         WHEREAS, the Louisville Gas and Electric Company and its parent, LG&E Energy Corp., (collectively the "Company") desire to continue to employ Roger W. Hale (the "Executive") as its Chairman and Chief Executive Officer;

         WHEREAS, the Company desires to provide the Executive with compensation and benefits that are appropriate for its senior executive and desires to create incentives for the Executive to remain in the employ of the Company;

         WHEREAS, the Executive now serves as Chairman and Chief Executive officer of the Company pursuant to an employment contract which became effective on May 24, 1989, said contract having been amended from time to time since its effective date; and

         WHEREAS, the Company and the Executive desire that the terms and conditions of the Executive's continued employment be set forth in a new employment contract.

         NOW, THEREFORE, the Company and Executive, as of the effective date hereof, agree as follows:
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1.   Duties. The Company shall employ and the Executive agrees to serve as
     Chairman and Chief Executive Officer of the Company. During the Term of the Contract, the Executive shall devote his full business and professional time to the Company.

2. Term of Contract. The term of the employment contract shall commence on the Effective Date hereof, and shall continue in effect until December 31, 2001.

3. Base Salary. The Company shall pay the Executive an annual base salary of not less than Executive's 1997 salary of $580,000. Said annual salary shall be reviewed by the Compensation Committee of the Board of Directors as of January 1 of each year during the term of this agreement.

4. Short-Term Incentives. The Executive shall be eligible to participate in he Company's short-term incentive program. The short-term incentive program shall provide the Executive with an annual target award of 60 percent of his base salary.

5. Long-Term Incentives. The Executive shall be eligible to participate in the Company's long-term incentive program. The Executive shall have annual grants with a present value of not less than 110 percent of his base salary (per outside consultant's present value calculation). The annual grants will be delivered two-thirds in the form of performance units/shares and one-third in the form of nonqualified Stock Options.


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6.   Retirement Benefits.

     a) Pension Benefits. The Company shall provide the Executive with a pension benefit based on his combined service with the Company and his prior employers. The total benefit paid to the Executive from the Company and his prior employers shall not be less than a benefit equal to the product of (1) and (2), reduced by (3) where--

          1) shall be the annual average of the Executive's cash compensation for the preceding five years (base salary plus short-term incentive pay);

          2) shall be a percent based on service at retirement equivalent to 2 percent for each of the first 20 years of service plus 1.5 percent for each of the next ten years of service plus 1.0 percent for each of any remaining years of service completed prior to age 65; and

          3) shall be the Executive's primary Social Security benefit payable at age 65.

          The Company shall provide a benefit to the Executive that shall not be less than the benefit calculated in accordance with the formula described above, less any pension benefits provided to the Executive from the Executive's prior employers, whether from qualified plans or SERPS. The company-provided portion shall be paid, to the maximum extent possible, from the Retirement Income Plan for The Executives of Louisville Gas and Electric Company Who Are Not Members of a Bargaining Unit.


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          Subject to the terms of the final paragraph of this Section 6, the
          Executive may elect to commence payment of his pension benefit as early as age 50. If the Executive retires before attaining age 65, the pension benefit shall be reduced in accordance with the following factors to reflect Executive's age at the date his benefits commence:

                  Age                       Percentage Payable
                  ---                       ------------------
                  62-65                     One Hundred Percent
                  61                        Ninety-Seven Percent
                  60                        Ninety-Four Percent
                  59                        Ninety-One Percent
                  58                        Eighty-Eight Percent
                  57                        Eighty-Five Percent
                  56                        Eighty-Two Percent
                  55                        Seventy-Nine Percent
                  54                        Seventy-Three Percent
                  53                        Sixty-Seven Percent
                  52                        Sixty-One Percent
                  51                        Fifty-Five Percent
                  50                        Forty-Nine Percent


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          In applying these reductions the net benefit from the Company will be determined first and then those reductions will be applied to the net amount.

          If Executive is terminated prior to age 55 without cause ("cause" defined as conviction by a court of competent jurisdiction of commission of a felony; however, a felony conviction derivatively arising from an environmental violation shall not constitute "cause" for purposes of this agreement), or if Executive resigns for good reason (defined as a breach by the Company of a material term of this Contract), Executive's pension benefit shall be determined as if he had retired age 55.

          For purposes of this Section 6, "prior employers" shall include BellSouth Corporation and AT&T Corporation.

          Notwithstanding the above, if Executive resigns for other than good reason and elects early retirement prior to age 55, Executive shall not be entitled to receive the prescribed early retirement benefits if Executive shall accept a senior executive position with a publicly-traded company or its subsidiary within one year of his election of early retirement under this Section 6. Should such event occur, Executive shall notify the Company and return any retirement benefits so received. Executive thereafter shall be entitled to receive retirement benefits at age 55, consistent with the reduction factors set forth above, but shall receive no credit for years of service between the time of resignation from the Company and age 55.


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7.   Other Benefits. During the term of his employment, the Executive shall be entitled to participate in the employee welfare benefit, savings, thrift, and vacation plans or programs of the Company on a basis which is consistent with other senior corporate officers of the Company. In addition, Executive shall be provided, at the Company's expense, with not less than $2,000,000 in life insurance until age 75, regardless of employment status. The Company shall also pay Executive an additional payment such that, after payment by Executive of all taxes imposed as a result of the life insurance benefit, the Executive retains an amount equal to the taxes imposed upon the Executive as a result of the life insurance benefit.

     The Company shall reimburse Executive's reasonable legal fees and expenses in connection with any dispute under this agreement, without regard to which party prevails.

8. Perquisites. The Company shall provide the Executive with the following perquisites during the term of his employment:

          a)   an automobile and all related maintenance and insurance expenses;

          b)   initiation fees and dues at a luncheon club and a country club;

          c) the preparation of the Executive's income tax returns by the Company's independent accounting firm; and,

          d) reasonable costs for annual financial planning by an independent financial planner of the Executive's choice.


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     To the extent required by law, the Executive may incur taxable income related to some of these perquisites.

9. Reimbursement of Expenses. The Company shall reimburse the Executive for all authorized and approved expenses incurred and paid by him in the course of the performance of his duties and consistent with policies and rules of the Company relating to the reimbursement of such business expenses.

10. Termination by the Company. The Board of Directors of the Company may, in its sole and absolute discretion, terminate the Executive's employment at any time. Such action shall require a majority vote of the entire Board of Directors and shall become effective upon written notice to the Executive or at such time as may be specified in such notice. Upon such termination or resignation for good reason, all rights, duties, and obligations of both parties shall cease, except as provided under Section of this agreement. In such event, the Company shall--

     a) continue to pay the Executive his then current annual base salary plus his target short-term compensation award for the remaining term of the employment contract, but not less than two years. At the Executive's option, payments under this Section 10(a) shall be made (1) on a lump sum basis within 30 days from effective date of termination with payment equal to the present value of future payments discounted at


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          the prime interest rate then in effect or (2) on a monthly basis for the remaining term of this agreement but in no event less than two years.

     b) provide the Executive with continued health insurance benefits to the extent required by law.

     The payments described in subparagraph (a), however, shall not be made if the Executive is terminated for cause, or Executive resigns for other than good reason during the term of the employment contract.

11. Interpretation with Other Agreements. Furthermore, if any Company payment either pursuant to this agreement the agreement dated March 4, 1993, between the Executive and the Company, or any other agreement, is subject to an excise tax pursuant to Section 4999 of the code (the "Excise Tax"), then the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the original payment triggering the Excise Tax.

12. Permanent and Total Disability. In the event the Executive becomes totally disabled during the term of the contract, he shall be entitled to a benefit equal to 60 percent of current annual base salary less 100 percent of the Social Security disability benefit should he become


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     qualified for such benefit. Benefits will begin after Executive has been totally disabled for 22 weeks and will continue for as long as the Executive remains totally disabled or until age 65. Upon attaining age 65, the Executive shall be entitled to the pension benefits described in
     Section 6 based on service that includes the period of disability and compensation paid up to the point of disability.

     During the first 24 months in which the Executive receives benefits in accordance with this provision, total disability means an on or off the job injury or illness that makes it impossible for the Executive to engage in his present occupation. After 24 months, total disability means an on or off job illness or injury that makes it impossible for the Executive to engage in an occupation or profession for which he is reasonably qualified by reason of education, experience, capability, and training.

11. Successors and Assigns. This agreement shall be binding upon the Company and its successors and assigns.

12.  Effective Date. _______________________________


________________           _____________________________________________________
Date                       ROGER W. HALE
                           Chairman and Chief Executive Officer


________________           _____________________________________________________
Date                       J. DAVID GRISSOM
                           Chairman, Compensation Committee


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